JOHN HANCOCK CAPITAL SERIES

                                  On behalf of

                         JOHN HANCOCK CLASSIC VALUE FUND


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


       It is hereby agreed that on June 6, 2006, the Board of Trustees of John Hancock Classic Value Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2006, as follows:

       5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) .850% of the average daily net asset value of the Fund up to $2,500,000,000 of average daily net assets;
       (ii) .825% of the next $2,500,000,000; and (iii) .800% of the amount over $5,000,000,000 of average daily net assets.

Executed this 1st day of July, 2006.


                                   JOHN HANCOCK CAPITAL SERIES
                                   On behalf of John Hancock Classic Value Fund



                                   By:   /s/ Genevieve Pluhowski
                                         ---------------------------------
                                         Genevieve Pluhowski
                                         Assistant Vice President and
                                           Assistant Secretary



                                   JOHN HANCOCK ADVISERS, LLC



                                   By:   /s/ Genevieve Pluhowski
                                         ---------------------------------
                                         Genevieve Pluhowski
                                         Second Vice President